SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2014

PROGREEN PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-25429	59-3087128
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	( I.R.S. Employer Identification No.)

380 North Old Woodward Ave., Suite 226, Birmingham, MI	48009
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (248) 530-0770

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective on November 24, 2014, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with KBM Worldwide, Inc. (“KBM”), pursuant to which the Company sold KBM a convertible note in the amount of $43,000, bearing interest at the rate of 8% per annum (the “Convertible Note”). The Convertible Note provides KBM the right to convert the outstanding balance (including accrued and unpaid interest) of such Convertible Note into shares of the Company’s common stock at a conversion price equal to 61% multiplied by the market price as defined in the Purchase Agreement (representing a discount rate of 39%). “Market Price” means the average of the lowest three (3) Trading Prices (as defined below) for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. The Convertible Note is payable, along with interest thereon on November 24, 2015. In the event any principal or interest is not timely paid, such amount accrues interest at 22% per annum until paid in full. KBM is prohibited from converting the Convertible Note into shares of the Company’s common stock to the extent that such conversion would result in KBM beneficially owning more than 4.99% of the Company’s common stock, subject to 61 days prior written notice to the Company from KBM of KBM’s intention to waive or modify such provision.

The Company can repay the Convertible Note prior to maturity (or conversion), provided that it pays 110% of such note (and accrued and unpaid interest thereon) if the note is repaid within the first 30 days after the issuance date; 120% of such note (and accrued and unpaid interest thereon) if the note is repaid during the period which is 31 to 60 days after the issuance date; 125% of such note (and accrued and unpaid interest thereon) if the note is repaid during the period which is 61 to 90 days after the issuance date; 130% of such note (and accrued and unpaid interest thereon) if the note is repaid during the period which is 91 to 120 days after the issuance date; and 135% of such note (and accrued and unpaid interest thereon) if the note is repaid during the period which is 121 days to 180 days after the issuance date. After 180 days have elapsed from the issuance date the Company has no right to prepay the Convertible Note.

The Note provides for customary events of default such as failing to timely make payments under the Note when due, unsatisfied judgments against the Company, failure to issue conversion shares in a timely manner and failure of the Company to file annual and quarterly reports with the Securities and Exchange Commission. Upon the occurrence of an event of default, as described in the Convertible Note, KBM can declare the entire amount of principal and interest then due on the Convertible Note immediately due and payable and require the Company to pay an amount equal to the greater of (i) 150% times the sum of principal and interest due under the Convertible Note (the “Default Sum”); and (ii) the highest number of shares of common stock issuable upon conversion of the Default Sum multiplied by the highest closing price of the Company’s common stock during the period that such Convertible Note has been in default. If the Default Amount is not paid within five (5) business days of written notice that such amount is due and payable, then KBM shall have the right at any time, so long as the Company remains in default (and so long and to the extent that there are sufficient authorized shares), to require the Company, upon written notice, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Company equal to the Default Amount divided by the Conversion Price then in effect.

The foregoing description of the Convertible Promissory Note and Securities Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the Convertible Promissory Note and Securities Purchase Agreement, which are filed as Exhibits 10.16 and 10.17 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

As described in Item 1.01 of this Current Report, which is incorporated herein by reference, on November 24, 2014, the Company issued a convertible note to KBM in a transaction exempt from registration as provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). KBM is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the Securities Act. The sale of the Convertible Note did not involve a public offering and was made without general solicitation or general advertising. KBM acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Neither the Convertible Note nor the underlying shares of common stock issuable upon the conversion thereof have been registered under the Securities Act and none may be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration requirements.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

10.16	$43,000 Promissory Note issued to KBM Worldwide, Inc., filed herewith.

10.17	Securities Purchase Agreement, dated as of November 19, 2014, between KBM Worldwide, Inc. and the Company, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGREEN PROPERTIES, INC.

Dated: November 25, 2014	By:	/s/ Jan Telander
Jan Telander, Chief Executive Officer